SEWARD & KISSEL LLP
                            One Battery Park Plaza
                           New York, New York 10004

                           Telephone: (212) 574-1200
                           Facsimile: (212) 480-8421
                                www.sewkis.com


                                                February 14, 2003


Black Diamond Funds
1200 South Pine Island Road
Suite 300
Plantation, Florida 33324

Ladies and Gentlemen:

     We have acted as counsel for Black Diamond Funds, a Delaware business trust with transferable shares (the "Trust"), in connection with the organization of the Trust, the registration of the Trust under the Investment Company Act of 1940, as amended (the "1940 Act"), and the registration of an indefinite number of shares of beneficial interest of each class of its Black Diamond Principal Protected 500 Series I, Black Diamond Principal Protected 100 Series I, Black Diamond Principal Protected 2000 Series I, Black Diamond Principal Protected 400 Series I and Black Diamond Principal Protected LS Series I of the Trust (the "Shares") under the Securities Act of 1933, as amended.

     As counsel for the Trust, we have participated in the preparation of the Trust's Registration Statement on Form N-1A relating to such Shares (the "Registration Statement"). We have examined the Trust Instrument and Bylaws of the Trust and have examined and relied upon such records of the Trust and such other documents, including certificates as to factual matters, as we have deemed to be necessary to render the opinions expressed herein.

     Based on such examination, we are of the opinion that:

     1. The Trust has been duly organized and is validly existing as a business trust with transferable shares of the type commonly called a Delaware business trust.

     2. The Trust is authorized to issue an unlimited number of Shares. The Shares to be offered for sale pursuant to the Registration Statement have been validly and legally issued and are fully paid and non-assessable shares of beneficial interest of the Trust.

     3. When the Shares have been duly sold, issued and paid for as contemplated by the Registration Statement, the Shares will be validly and legally issued, fully paid and non-assessable by the Trust.

     Our opinion above stated is expressed as members of the bar of the State of New York and the District of Columbia. This opinion does not extend to the securities or "blue sky" laws of any state.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus and Statement of Additional Information included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.




                                                Very truly yours,


                                                /s/  Seward & Kissel LLP

04088.0001 #330168